Atlas Financial Holdings, Inc.                                            Page 1
August 5, 2014

Atlas Financial Holdings Announces 2014 Second Quarter Financial Results
Company to Hold Conference Call on August 6, 2014 at 8:30 a.m. ET

Second Quarter 2014 Financial Performance Summary (comparisons to Second Quarter 2013 unless noted):

•	Gross premium written increased by 37.7%, which included an increase of 42.2% in core commercial auto business

•	Net premium written increased by 42.6%, which included an increase of 57.1% in target owner operator and small fleet accounts

•	The combined ratio improved by 3.1 percentage points to 91.9%

•	Underwriting results improved by $1.1 million, representing a 127.4% increase

•	Operating income was $2.6 million for the three month period ended June 30, 2014 compared to $1.4 million for the three month period ended June 30, 2013

•	Earnings per diluted common share were $0.23, representing an $0.08 increase

•	On May 27, 2014, the Company issued 2,161,000 ordinary voting common shares generating net proceeds of $25.0 million

•	Book value per common share on June 30, 2014 was $7.96, compared to $6.54 at December 31, 2013 and $6.07 at June 30, 2013

•	Full time employees increased by 14% to 112 from December 31, 2013, in preparation for continued growth

•	Current gross premium written forecast for 2015 to approach $200 million

•	Annualized second quarter 2014 return on average common equity was 12.7%

Chicago, Illinois (August 5, 2014) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the second quarter ended June 30, 2014.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “Gross premium written growth in our core markets remained strong at more than 42% during the quarter. Focusing on our target market of small to mid-size operators, our growth rate was 57.1% and we see market conditions pointing to a continued high rate of growth. Our focus on bottom line execution has helped to drive improvements in our loss and expense ratios over the past several quarters resulting in a combined ratio of 91.9% in the second quarter. We are investing in infrastructure to support expected continued growth balancing the advantages of scale with the opportunity to fully benefit from improving market conditions.”

Financial and Operational Review
Net Income: Atlas generated net income of $2.6 million for the three month period ended June 30, 2014. This compares to net income of $1.7 million in the three month period ended June 30, 2013.

Atlas Financial Holdings, Inc.                                            Page 2
August 5, 2014

Premium Written: For the three month period ended June 30, 2014, gross premium written increased 37.7% to $22.8 million compared to $16.6 million in the three month period ended June 30, 2013. The $6.2 million improvement relative to the second quarter 2013 is attributable to Atlas' continued geographic penetration as a result of the positive response from both new and existing agents and insureds to Atlas' value proposition. Atlas targets primarily owner operators and small fleets within the taxi, limousine and paratransit segments. Our net written premium from these target accounts increased 57.1% in the second quarter of 2014 as compared to the second quarter of 2013.

Geographic Distribution: Atlas reported balanced growth throughout its markets during the second quarter, with no state representing more than 16% of its total gross written premium. The Company’s core products were actively distributed in 40 states plus Washington, D.C., and in 7 of those 40 states Atlas achieved over 100% growth due to continued marketing and underwriting efforts.

Combined Ratio:
Atlas' combined ratio improved for the three month period ended June 30, 2014 to 91.9%, compared to 95.0% for the corresponding prior year period. The table and details below indicates the comparisons of each component of the Company's combined ratio for the periods indicated:

	Three Month Periods Ended
	June 30, 2014	June 30, 2013
Loss ratio	61.9%	64.6%
Acquisition cost ratio	14.9%	13.1%
Other underwriting expense ratio	15.1%	17.3%
Combined ratio	91.9%	95.0%

•
Loss: The loss ratio relating to claims incurred in the three month period ended June 30, 2014 was 61.9% compared to 64.6% in the three month period ended June 30, 2013. The Company has continued to see incremental opportunities to increase price during the second quarter of 2014. Rate increases implemented in the past eighteen months served as the primary driver of improvement in loss ratio. Atlas leverages data accumulated over its many years spent focusing on our niche target markets to properly model potential risk.

•
Acquisition Costs: Acquisition costs were $3.5 million in the three month period ended June 30, 2014, or 14.9% of net premium earned, as compared to 13.1% in the three month period ended June 30, 2013. The increase in the ratio is primarily attributable to the ceding commissions received in 2013 related to the reinsurance on the run-off workers' compensation program which decreased the 2013 ratio by 1.4%. Geographic distribution of premium and the resulting impact on premium taxes also causes this ratio to vary quarter to quarter.

•
Other Underwriting Expenses: The other underwriting expense ratio was 15.1% in the three month period ended June 30, 2014, compared to 17.3% in the three month period ended June 30, 2013. As a result of continuing premium growth and increasing market opportunities, the Company has begun to hire in advance of expected growth in the second half of 2014 and 2015. Atlas has increased its employee count by 14% during 2014 to ensure that the Company can take advantage of favorable market conditions and continue to deliver its strong value proposition and above average underwriting results. As communicated in the first quarter of 2014, the Company also began accruing for expected management and director incentive compensation. This expense represented 2.2% of the other underwriting expense ratio, or $0.04 per diluted common share, in the three month period ended June 30, 2014.

Atlas Financial Holdings, Inc.                                            Page 3
August 5, 2014

Underwriting Results: Underwriting results increased to $1.9 million for the three month period ended June 30, 2014, compared to $828,000 the prior year same period.

Operating Income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. Operating Income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income. The table below reconciles U.S. GAAP net income to operating income ($ in '000's):

	Three Month Periods Ended
	June 30, 2014	June 30, 2013
U.S. GAAP net income	$2,559	$1,701
Less: Net realized gains	97	395
Less: Other income	-	3
Operating Income	$2,462	$1,303

Operating Income: Atlas' Operating Income for the three month period ended June 30, 2014 was $2.5 million compared to $1.3 million in the three month period ended June 30, 2013.

Earnings per share ( "EPS" ): Atlas generated $0.24 per share basic and $0.23 per share diluted for the three month period ended June 30, 2014. This compares to $0.18 per share basic and $0.15 per share diluted in the three month period ended June 30, 2013.

Share Count: In the second quarter, the Company completed the previously announced equity offering.  As of June 30, 2014, there were 11,771,586 total common shares outstanding and 37,038 restricted stock units.  The following table indicates the weighted average common share amounts for basic and dilutive for the three and six month periods ending June 30, 2014 and June 30, 2013.

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2014	June 30,2013	June 30, 2014	June 30, 2013
Weighted average common shares - basic	10,597,515	8,131,450	10,051,291	7,591,092
Dilutive potential ordinary shares:
Dilutive stock options	156,124	44,161	143,201	31,719
Dilutive warrants	-	288,238	-	237,069
Dilutive shares upon preferred share conversion	254,000	2,540,000	254,000	2,540,000
Weighted average common shares - diluted	11,007,639	11,003,849	10,448,492	10,399,880

Balance Sheet/Investment Overview
Book Value: Book value per common share was $7.96 based on 11,808,624 common shares outstanding at June 30, 2014, compared to $6.54 based on 9,424,734 common shares outstanding at December 31, 2013. Book value changed relative to December 31, 2013 as follows: an increase of $0.90 related to the issuance of 2,161,000 common shares during the second quarter of 2014, an increase of $0.26 related to net income after tax, an increase of $0.15 related to

Atlas Financial Holdings, Inc.                                            Page 4
August 5, 2014

change in net realized gains/losses after tax, an increase of $0.14 related to the change in deferred tax valuation allowance, and a decrease of $0.03 related to share based compensation.

Cash and Invested Assets: Cash and invested assets as of the period ended June 30, 2014 totaled $177.7 million as compared to $139.9 million as at December 31, 2013. The increase was largely due to the Company’s completion of its public offering in May 2014.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of our insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At June 30, 2014 the Company's contractual duration on its portfolio was 3.7 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $679,000 for the three month period ended June 30, 2014, as well as $97,000 of realized gains and other income. This resulted in a 1.9% annualized yield for the three month period ended June 30, 2014, compared to 2.6% in the prior year period. The decreases in yield for the three and six month period ended June 30, 2014 is attributable to the common stock offering in May 2014 and increased the Company's cash and cash equivalent balances which are included in the average securities at cost.

Deferred Tax Assets: Atlas carries a $0.66 per share allowance against its deferred tax assets as of June 30, 2014. In recent quarters, the Company has been consistently reducing its valuation allowance against deferred tax assets by an amount equal to the amount of income tax expense generated for the period. The Company will continue this process in the third quarter of 2014. A comprehensive analysis of this policy will take place during the 2014 year-end audit which could result in future reductions or the elimination of the valuation allowance. This reassessment will include but is not limited to continued underwriting profitability, the lack of significant prior year loss reserve development, continuing favorable market conditions, continued positive trend in taxable earnings, and other such indications deemed positive.

Outlook for 2015
Mr. Wollney continued, “We routinely evaluate the size and makeup of the specialty niche markets on which we focus. Based on data collected with an outside data analytics firm, we believe that the number of vehicles in the specialty segments on which we focused increased 19% over the past two years. Coupling this growth in market size with the steady rate increases we have seen during the same period, we believe that our addressable market has grown approximately 30% from $1.5 billion to nearly $2 billion. Our goal is to progress towards proportionate market share of 20% of this market, always putting a priority on underwriting results over top line growth. We intend to deploy the additional capital raised in our recent secondary offering to facilitate expected growth over the next 12-18 months. Return on equity remains our priority and our objective will always be to deliver better than industry level results based on our specialized focus.”

Mr. Wollney concluded, “Atlas’ focus has been, and continues to be, utilizing our expertise, experience and strong value proposition to maximize underwriting profit. As a result, we do not set “top line” targets internally or externally. For planning purposes, we do generate best estimates as to the premium volume we believe will be generated based on our pricing targets and market conditions. Based on current market conditions, coupled with our expanding distribution network and market size, we expect that gross written premiums for core lines of business in 2015 will

Atlas Financial Holdings, Inc.                                            Page 5
August 5, 2014

approach $200 million. We are also actively pursuing acquisition candidates that fit our underwriting and distribution criteria, but only as appropriate to our ultimate goal of driving ROE.”

Conference Call Details
Date/Time:            August 6, 2014 – 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):    877-423-9817
(International):    201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at http://www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q2-2014. Audio and a transcript of the call will be archived on the Company’s website.

Slideshow
Atlas will be utilizing an accompanying slideshow presentation in conjunction with this call. This presentation is available on the “Earnings Release Info” section of the Company's website's investor relations tab at http://www.atlas-fin.com/InvestorRelations/EarningsReleaseInfo.aspx.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., Camelot Services, Inc., American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2013 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect",

Atlas Financial Holdings, Inc.                                            Page 6
August 5, 2014

"believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2013 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com
###

Atlas Financial Holdings, Inc.                                            Page 7
August 5, 2014

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2014 (unaudited)	June 30, 2013 (unaudited)	June 30, 2014 (unaudited)	June 30, 2013 (unaudited)
Net premiums earned	$23,306	$16,968	$45,260	$32,856
Net investment income	679	547	1,458	1,159
Net investment gains	97	395	86	488
Other income	—	3	2	8
Total revenue	24,082	17,913	46,806	34,511
Net claims incurred	14,422	10,957	28,341	21,218
Acquisition costs	3,476	2,227	6,566	4,497
Other underwriting expenses	3,525	2,956	7,048	6,015
Expenses incurred related to Gateway acquisition	—	—	—	406
Total expenses	21,423	16,140	41,955	32,136
Income from operations before income tax expense	2,659	1,773	4,851	2,375
Income tax expense	100	72	100	72
Net income attributable to Atlas	2,559	1,701	4,751	2,303
Less: Preferred share dividends	23	225	46	501
Net income attributable to common shareholders	$2,536	$1,476	$4,705	$1,802

Basic weighted average common shares outstanding	10,597,515	8,131,450	10,051,291	7,591,092
Earnings per common share, basic	$0.24	$0.18	$0.47	$0.24
Diluted weighted average common shares outstanding	11,007,639	11,003,849	10,448,492	10,399,880
Earnings per common share, diluted	$0.23	$0.15	$0.45	$0.22

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$2,559	$1,701	$4,751	$2,303

Other comprehensive income/(loss):
Changes in net unrealized gains/(losses)	1,253	(3,860)	2,521	(4,026)
Reclassification to income	74	(55)	112	(210)
Effect of income tax	(451)	1,331	(895)	1,440
Other comprehensive income/(loss) for the period	876	(2,584)	1,738	(2,796)
Total comprehensive income/(loss)	$3,435	$(883)	$6,489	$(493)

Atlas Financial Holdings, Inc.                                            Page 8
August 5, 2014

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	June 30, 2014 (unaudited)	December 31, 2013
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $125,822 and $130,751)	$126,287	$128,585
Equity securities, at fair value (cost $252 and $258)	255	258
Other investments	8,986	1,234
Total Investments	135,528	130,077
Cash and cash equivalents	42,146	9,811
Accrued investment income	666	694
Accounts receivable and other assets (net of allowance of $686 and $776)	39,258	37,944
Reinsurance recoverables on amounts paid	4,979	6,921
Reinsurance recoverables on amounts unpaid	11,369	12,225
Prepaid reinsurance premiums	1,543	2,207
Deferred policy acquisition costs	7,289	6,674
Deferred tax asset, net	9,670	9,319
Intangible assets	740	740
Software and office equipment, net	2,828	2,500
Assets held for sale	166	166
Total Assets	$256,182	$219,278

Liabilities
Claims liabilities	$99,305	$101,385
Unearned premiums	48,876	44,232
Due to reinsurers and other insurers	2,060	2,613
Other liabilities and accrued expenses	9,786	7,350
Total Liabilities	$160,027	$155,580

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 2,000,000 shares issued and outstanding at June 30, 2014 and December 31, 2013. Liquidation value $1.00 per share	$2,000	$2,000

Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 11,638,723 shares issued and outstanding at June 30, 2014 and 9,291,871 shares issued and outstanding at December 31, 2013	35	28

Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 132,863 shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—

Additional paid-in capital	195,556	169,595
Retained deficit	(101,745)	(106,496)
Accumulated other comprehensive income/(loss), net of tax	309	(1,429)
Total Shareholders’ Equity	96,155	63,698
Total Liabilities and Shareholders’ Equity	$256,182	$219,278